April 3, 2018: 4:30PM

Air Industries Group (the "Company" or "Air Industries") Announces Preliminary Fiscal 2017 Year End Results and First Quarter 2018 Revenue: Solid First Quarter Reflects New Management’s Continued Realignment of the Business:

Hauppauge, NY -- (Globe Newswire) –April 3, 2018 – Air Industries Group (NYSE AMEX: AIRI)

Air Industries Group (“Air Industries” or the “Company”), an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors, announces preliminary financial operating results for the year ended December 31, 2017. Air Industries will delay the filing of its Form 10-K for the year ended December 31, 2017, due to complications in financial reporting resulting from the recently announced sale of Welding Metallurgy, Inc. (WMI).

Air Industries’ results continue to reflect new management’s ongoing realignment of the business with a focus on meeting customer needs and profitability, culminating in the execution on March 21st of an agreement to sell WMI and 1st quarter 2018 modest positive EBITDA from operations absent the results of WMI.

Revenue for the year ended December 31, 2017, was $63.0 million vs $66.7 million in 2016. However, absent the revenues from WMI and AMK which was sold in January 2017, pro forma revenue for fiscal 2017 was $49.5 million vs $46.8 million for fiscal 2016. Sales in the 4th quarter of 2017 were negatively impacted as management realigned production to more accurately reflect customers’ long term product needs. Gross Profit exclusive of the results of WMI and AMK for fiscal 2017 was $4.7 million vs $4.1 million for fiscal 2016.

Preliminary first quarter 2018 revenues continue to reflect the Company’s focus on improvements on a quarterly basis. Revenue absent that of WMI was $12.4 million in the 1st quarter 2018 vs revenue absent that of WMI and AMK of $12.3 million in the comparable period of 2017. First quarter sales exclusive of WMI also compare favorably to the 4th quarter 2017’s revenue exclusive of WMI of $9.6 million.

The previously announced sale of WMI will improve the Company’s cash position and balance sheet. The closing is anticipated in May 2018.

Mr. Lou Melluzzo, who became Chief Executive Officer of Air Industries on September 11, 2017 commented “In the 4th quarter of 2017, I recognized the need to more appropriately align our production schedules to meet the needs of our customers. As we made these changes the Company took a significant revenue hit which obviously impacted the fourth quarter. However, I am confident that we are now positioned to better execute on our existing backlog of orders in a timely fashion as well as take on additional commitments, as partly demonstrated by our first quarter 2018 revenue absent that of WMI of over $12MM. This is a significant increase from the fourth quarter of 2017. In addition, we continued to focus on implementing operating efficiencies; since I joined the Company we reduced our expenses by an annualized rate of about $4 million.

Our previously announced sale of Welding Metallurgy, has us focused on complex machined products for aircraft landing gear and jet turbine applications, a focus that I personally feel very comfortable with and one which leaves us plenty of opportunities beyond executing on shipping out the already strong 18 month backlog of $106 million. Shareholders should expect sequential improvement quarterly.”

The Company will announce the timing of its conference call to discuss fiscal 2017 results at the time the 10-K is filed.

ABOUT AIR INDUSTRIES GROUP

Air Industries Group (AIRI) is an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors.

Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace, future revenues, earnings and EBITDA, the ability to realize firm backlog and projected backlog, cost cutting measures, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company's control. The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

EBITDA

The Company uses EBITDA as a supplemental liquidity measure because management finds it useful to understand and evaluate results, excluding the impact of non-cash depreciation and amortization charges, stock based compensation expenses, and nonrecurring expenses and outlays, prior to consideration of the impact of other potential sources and uses of cash, such as working capital items. This calculation may differ in method of calculation from similarly titled measures used by other companies.

Contact Information

Air Industries Group

631.881.4913

ir@airindustriesgroup.com